Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Bed Bath & Beyond Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(2)(5)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Series A convertible preferred stock, par value $0.01 per share	Rule 457(o) (4)	—	—	$236,850,000	0.00011020	$26,100.87
Fees to be Paid	Equity	Common stock, par value $0.01 per share, issuable upon conversion of Series A convertible preferred stock	Rule 457(i) (4)	(6)	(6)	(6)	(7)	(7)
Fees to be Paid	Equity	Common stock warrants	Rule 457(o) (4)	(3)	(3)	(3)	(3)	(3)
Fees to be Paid	Equity	Common stock, par value $0.01 per share, issuable upon exercise of common stock warrants	Rule 457(i) (4)	—	$6.15	$1,845,000,000	0.00011020	$203,319.00
Fees to be Paid	Equity	Preferred stock warrants	Rule 457(o) (4)	(3)	(3)	(3)	(3)	(3)
Fees to be Paid	Equity	Series A convertible preferred stock, par value $0.01 per share, issuable upon exercise of preferred stock warrants	Rule 457(i) (4)	—	$9,500	$800,052,000	0.00011020	$88,165.73
Fees to be Paid	Equity	Common stock, par value $0.01 per share, issuable upon conversion of Series A convertible preferred stock issuable upon exercise of preferred stock warrants	Rule 457(i) (4)	(6)	(6)	(6)	(7)	(7)
Total Offering Amounts						$2,881,902,000.00	0.00011020	$317,585.60
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$317,585.60

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Bed Bath & Beyond Inc. (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-267173), filed on February 6, 2023. This filing fee exhibit is in connection with a final prospectus supplement dated February 7, 2023 filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act. Capitalized terms used but not defined herein have the meanings set forth in that certain final prospectus supplement.

(2)

For the securities registered hereunder pursuant to Rule 457(o), the maximum proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(3)	No separate consideration will be payable in respect of Preferred Stock Warrants or Common Stock Warrants, each of which are issued in connection with this offering.

(4)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(5)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the Warrants and the conversion price of the Series A Convertible Preferred Stock.

(6)	Includes an indeterminate number of shares of common stock, $0.01 par value per share, of the Company issuable upon conversion of the Series A Convertible Preferred Stock.

(7)

Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock because no additional consideration is to be received in connection with the exercise of the conversion privilege of the Series A Convertible Preferred Stock.